                                                                     EXHIBIT 3.1

                                STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "PEOPLESUPPORT, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF APRIL, A.D. 2000, AT 6 O'CLOCK P.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.
                        [SEAL]               /s/ Edward J. Freel
                                             -----------------------------------
2908908 8100                                 Edward J. Freel, Secretary of State

001185527                                    AUTHENTICATION: 0374448

                                                       DATE: 04-11-00

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FIELD 06:00 PM 04/11/2000
                                                          001185527 - 2908908

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              PEOPLESUPPORT, INC.

         PeopleSupport, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is PeopleSupport, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 2, 1998.

         2. The Board of Directors of the Corporation, in accordance with Sections 242 and 245 of the Delaware General Corporation Law, duly adopted resolutions, effective as of April 11, 2000, setting forth the following restatement of and further amendment to the Certificate of Incorporation of the Corporation, declaring such restatement and amendments to be advisable.

         3. The stockholders of the Corporation, in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, consented to the adoption of the following restatement of and further amendment to the Certificate of Incorporation of the Corporation, by written consent in lieu of a meeting of the stockholders.

         4. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

         5. The text of the Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:

         FIRST: The name of the corporation (hereinafter called the "CORPORATION") is PeopleSupport, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of the registered agent of the Corporation at such address if Incorporating Services, Ltd.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:

         A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock this Corporation is authorized to issue is seventy seven million two hundred seventy-four thousand four hundred forty-four (77,274,444). The total number of shares of Preferred Stock this Corporation shall have authority to issue is thirty million seven hundred sixty-two thousand two hundred twenty-two (30,762,222). The total number of shares of Common Stock this Corporation shall have authority to issue is forty-six million five hundred twelve thousand two hundred twenty-two (46,512,222) shares of common stock shares of common stock. The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

         B. One million nine hundred fifty-one thousand three hundred and sixty-two (1,951,362) shares of the Preferred Stock shall be designated "SERIES A PREFERRED STOCK," ten million five hundred forty-three thousand five hundred (10,543,500) shares shall be designated "SERIES B PREFERRED STOCK," nine million ten thousand seven hundred and ninety-two (9,010,792) shares shall be designated "SERIES C PREFERRED STOCK," and nine million two hundred fifty-six thousand five hundred sixty-eight (9,256,568) shares shall be designated "SERIES D PREFERRED STOCK." Subject to the limitations contained in this Amended and Restated Certificate of Incorporation, the remaining shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations contained in this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of Delaware. Subject to the limitations contained in this Amended and Restated Certificate of Incorporation, the Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock are as follows:

         1.       Dividends.

         (a) The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, in preference to holders of Junior Stock, shall each be entitled to receive dividends at the rate of $0.05336, $0.10. $0.195, and $0.571, respectively, per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. As used in this paragraph with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, the term "JUNIOR

STOCK" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized, designated or determined excepting any class or series of stock which by its terms is on a parity with or has a preference or priority over the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock in the payment of dividends.

         (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Junior Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.05336, $0.10, $0.195, and $0.571 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, respectively, shall have been paid or declared and set apart during that fiscal year. No dividends shall be paid on any share of Junior Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section C.1) is paid with respect to all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock in an amount for each such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock could then be converted.

         (c) In the event of a conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock pursuant to Section 3 hereof, any accrued and unpaid dividends, if any, shall be paid at the election of the holder in cash or Common Stock at its then fair market value, as determined by the Board of Directors.

         2.       Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) sixty-six and seven tenths cents ($0.667) for each outstanding share of Series A Preferred Stock (the "ORIGINAL SERIES A ISSUE PRICE") (as adjusted for any stock dividends, combinations or splits with respect to such shares), (ii) one dollar ($1.00) for each outstanding share of Series B Preferred Stock (the "ORIGINAL SERIES B ISSUE PRICE") (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iii) one dollar and ninety-five cents ($1.95) for each outstanding share of Series C Preferred Stock (the "ORIGINAL SERIES C ISSUE PRICE") (as adjusted for any stock dividends, combinations or splits with respect to such shares), (iv)) five dollars and seventy one cents ($5.71) for each outstanding share of Series D Preferred Stock (the "ORIGINAL SERIES D ISSUE PRICE") (as adjusted for any stock dividends, combinations or splits with respect to such shares), and (v) an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

         (b) After the distributions described in Section 2(a) hereof have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the then outstanding shares of Common Stock, shares of Series C Preferred Stock, and shares of Series D Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder, where, for purposes of this sentence, holders of Series C Preferred Stock and holders of Series D Preferred Stock will be deemed to hold (in lieu of their respective shares of Series C Preferred Stock and Series D Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of the shares of Series C Preferred Stock or Series D Preferred Stock then held by them pursuant to Section 3, until, with respect to the Series C Preferred Stock and the Series D Preferred Stock, such holders of Series C Preferred Stock shall have received an aggregate of two times the Original Series C Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and such holders of Series D Preferred Stock shall have received an aggregate of two times the Original Series D Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (including any amounts received pursuant to Section 2(a) hereof). Thereafter, if any assets remain in the Corporation, the holders of Common Stock shall receive all of the remaining assets of the Corporation pro rata based upon the number of shares of Common Stock held by each.

         (c) For purposes of this Section 2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which the stockholders of the Corporation prior to such merger or reorganization own less than fifty percent (50%) of the outstanding voting power of the surviving corporation or (ii) a sale of more than fifty percent (50%) of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock to receive at the closing cash, securities or other property as specified in Sections 2(a) and 2(b) hereof; provided, however, that the holders of a majority of the outstanding shares of Preferred Stock, by affirmative vote or written consent, may waive the treatment of such acquisition or sale of assets as a liquidation, dissolution or winding up of the Corporation hereunder.

         (d) Any securities to be delivered to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock pursuant to Section 2(c) hereof shall be valued as follows:

                  (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                           (1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                           (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid and asked prices over the thirty (30) day period ending three (3) days prior to the closing; and

                           (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                  (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined in Sections 2(d)(j)(1), (2) or (3) hereof to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

         (e) The provisions of this Section 2 are in addition to the protective provisions of Section 5 hereof.

         3. Conversion. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall have automatic conversion rights as follows (the "Conversion Rights"):

         (a)      Conversion Price.

                  (i) Solely in accordance with Section 3(b)(i), 3(b)(ii) or 3(b)(iii) and subject to Section 3(d) hereof, each share of Series A Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the conversion price for the Series A Preferred Stock in effect at the time of the event causing such conversion (the "SERIES A CONVERSION PRICE"). The initial Series A Conversion Price shall be the Original Series A Issue Price, subject to adjustment as set forth in Section 3(d) hereof.

                  (ii) Solely in accordance with Section 3(b)(i), 3(b)(ii) or 3(b)(iii) and subject to Section 3(d) hereof, each share of Series B Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the conversion price for the Series B Preferred Stock in effect at the time of the event causing such conversion (the "SERIES B CONVERSION PRICE"). The initial Series B Conversion Price shall be the Original Series B Issue Price, subject to adjustment as set forth in Section 3(d) hereof.

                  (iii) Solely in accordance with Section 3(b)(i), 3(b) (ii) or 3(b)(iii) and subject to Section 3(d) hereof, each share of Series C Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Issue Price by the conversion price for the Series C Preferred Stock in effect at the time of the event causing such conversion (the "SERIES C CONVERSION PRICE"). The initial Series C Conversion Price shall be the Original Series C Issue Price, subject to adjustment as set forth in Section 3(d) hereof.

                  (iv) Solely in accordance with Section 3(b)(i), 3(b) (ii) or 3(b)(iii) and subject to Section 3(d) hereof, each share of Series D Preferred Stock shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D Issue Price by the conversion price for the Series D Preferred Stock in effect at the time of the event causing such conversion (the "SERIES D CONVERSION PRICE"). The initial Series D Conversion Price shall be the Original Series D Issue Price, subject to adjustment as set forth in Section 3(d) hereof.

         (b)      Voluntary and Automatic Conversion.

                  (i) Each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the right, at any time after the date of issuance of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, to convert all, but not less than all, of such holder's shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock into shares of Common Stock at the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price, as the case may be, then in effect, upon the date specified by written notice of such holder to the Corporation.

                  (ii) Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price, as the case may be, then in effect, upon the date specified by vote or written consent or agreement of holders of, respectively, (w) a majority of the outstanding shares of Series A Preferred Stock with respect to the conversion of the Series A Preferred Stock, (x) a majority of the outstanding shares of Series B Preferred Stock with respect to the conversion of the Series B Preferred Stock, (y) a majority of the outstanding shares of Series C Preferred Stock with respect to the conversion of the Series C Preferred Stock, and (z) a majority of the outstanding shares of Series D Preferred Stock with respect to the conversion of the Series D Preferred Stock.

                  (iii) The Corporation shall have the right to convert each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, respectively, into shares of Common Stock at the applicable Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price, as the case may be, then in effect immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act or to an employee benefit plan of the Corporation, at a price per share which exceeds $7.1375 (as adjusted in accordance with Section 3(d) hereof) and with aggregate proceeds to the Corporation and/or any selling stockholders (before deduction for underwriters' discounts and expenses) of at least $40,000,000 (a "QUALIFIED PUBLIC OFFERING").

         (c)      Mechanics of Conversion.

                  (i) Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock shall be entitled to receive a certificate or certificates evidencing the Common Stock into which the Series A Preferred Stock Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock was converted, he shall surrender the certificate or certificates evidencing such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such stock and shall give written notice to the Corporation at such office stating the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the event giving rise to the automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, as the case may be, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock until immediately prior to the closing of such sale of securities.

         (d) Adjustments to Series A Conversion Price; Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price: Antidilution Provisions.

                  (i) Special Definitions. For purposes of this Section 3(d), the following definitions apply:

                           (1) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                           (2) "SERIES A ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock was issued, with respect to the conversion calculation for the Series A Preferred Stock.

                           (3) "SERIES B ISSUE DATE" shall mean the date on which the first share of Series B Preferred Stock was issued, with respect to the conversion calculation for the Series B Preferred Stock.

                           (4) "SERIES C ISSUE DATE" shall mean the date on which the first share of Series C Preferred Stock was issued, with respect to the conversion calculation for the Series C Preferred Stock.

                           (5) "SERIES D ISSUE DATE" shall mean the date on which the first share of Series D Preferred Stock was issued, with respect to the convention calculation for the Series D Preferred Stock.

                           (6) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                           (7) "ADDITIONAL SHINE OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii) hereof, deemed to be issued) by the Corporation after the Series A Issue Date, Series B Issue Date, Series C Issue Date, and Series D Issue Date, other than shares of Common Stock issued or issuable:

                                    (A)      Upon conversion of shares of Series
                           A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock;

                                    (B)      To employees, directors,
                           consultants or service providers under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or an authorized committee thereof;

                                    (C)      As a dividend or distribution on
                           Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock;

                                    (D)      For which adjustment of the Series
                           A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price is made pursuant to Section 3(e) hereof;

                                    (E)      To lessors or lenders to and
                           strategic partners of the Corporation under agreements approved by the Board of Directors, which issuances are primarily other than for equity financing purposes and which in any event do not exceed 1,000,000 shares (as adjusted for any stock splits, stock dividends, recapitalizations or the like) in the aggregate;

                                    (F)      In connection with an acquisition
                           approved by the Board of Directors and Merftech Capital Partners; or

                                    (G)      In connection with a Qualified
                           Public Offering.

                  (ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is, with respect to the Series A Preferred Stock, less than the Series A Conversion Price or, with respect to the Series B Preferred Stock, less than the Series B Conversion Price or, with respect to the Series C Preferred Stock, less than the Series C Conversion Price or, with respect to the Series D Preferred Stock, less than the Series D Conversion Price, in each case in effect on the date of, and immediately prior to, such issue.

                  (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series A Issue Date or the Series B Issue Date or the Series C Issue Date or the Series D Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (1) No further adjustments in the Series A Conversion Price or the Series B Conversion Price or the Series C Conversion Price or the Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (2) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price or the Series B Conversion Price, the Series C

                  Conversion Price, or the Series D Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock):

                           (3) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    (A)      In the case of Convertible
                           Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

                                    (B)      In the case of Options for
                           Convertible Securities only the Additional Shares of Common Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation (determined pursuant to Section 3(d) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                           (4)      No readjustment pursuant to clause (A) or
                  (B) above shall have the effect of increasing the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, respectively, on the original adjustment date, or (b) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                           (5) In the case of any Options which expire by their terms not more than thirty (3O) days after the date of issue thereof, no adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
                  (B) above.

                           (6) If any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                  (iv) Adjustment of Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, and Series D Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Series A Issue Date, Series B Issue Date, Series C Issue Date, or Series D Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii) hereof) without consideration or for a consideration per share less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, respectively, in effect on the date of and immediately prior to such issue, then the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, or Series D Conversion Price, as applicable, in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                  For the purpose of the above calculations, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

                  (v)      Determination of Consideration. For purposes of this
         Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (1)      Cash and Property. Such consideration shall:

                                    (A)      Insofar as it consists of cash, be
                           computed at the aggregate amount of cash received by the Corporation excluding amount paid or payable for accrued interest or accrued dividends;

                                    (B)      Insofar as it consists of property
                           other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Director; and

                                    (C)      In the event Additional Shares of
                           Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                           (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii) hereof, relating to Options and Convertible Securities shall be determined by dividing:

                                    (A)      The total amount, if any, received
                           or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    (B)      The maximum number of shares of
                           Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

         (e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Series A Issue Date, the Series B Issue Date, the Series C Issue Date, or the Series D Issue Date, as applicable, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D

Conversion Price, as applicable, in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         (f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock shall be changed into the same or a different number of shares of any other claw or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 3(e) hereof or a merger or other reorganization referred to in Section 2(c) hereof), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, and the Series D Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock immediately before that change.

         (g) Protective Provisions No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock against impairment.

         (h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, (iii) the

Series B Conversion Price at the time in effect, (iv) the Series C Conversion Price at the time in effect; (v) the Series D Conversion Price at the time in effect and (vi) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

         (i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock:

                  (1) At least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                  (2)      In the case of the matters referred to in (iii) and
         (iv) above, at least twenty (20) days, prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         (j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

         (l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

         (m) Notices. Any notice required by this Section 3 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address on the books of the Corporation.

         4.       Voting Rights.

         (a) Subject to the provisions of Section 4(b) hereof, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class), and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

         (b) Prior to a Qualified Public Offering, the Board of Directors of the Corporation shall consist of seven members, and (i) for so long any shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock shall be entitled, as a group voting as a separate class (the "SERIES A PREFERRED CLASS"), to elect (and to remove, either for or without cause) one (1) member of the Board of Directors of the Corporation; (ii) for so long as any shares of Series B Preferred Stock remain outstanding, the holders of the Series B Preferred Stock shall be entitled, as a group voting as a separate class (the "SERIES B PREFERRED CLASS"), to elect (and to remove, either for or without cause) two (2) members of the Board of Directors of the Corporation, (ii) for so long as any shares of Series C Preferred Stock remain outstanding, the holders of the Series C Preferred Stock shall be entitled, as a group voting as a separate class (the

"SERIES C PREFERRED CLASS"), to elect (and to remove, either for or without cause) one (1) member of the Board of Directors of the Corporation, (iv) the holders of the Common Stock shall be entitled, as a group voting as a separate class (the "Common Class"), to elect (and to remove, either for or without cause) the remaining directors of the Board of Directors of the Corporation.

         (c) In the case of any vacancy in the office of a director elected by either the Series A Preferred Class, the Series B Preferred Class, the Series C Preferred Class or the Common Class pursuant to paragraph (b) of this Section 4, the holders of a majority of the then outstanding shares of that class may elect a successor to hold the office for the unexpired term of the director whose place shall be vacant, as set forth above. Any director who shall have been elected by either the Series A Preferred Class, the Series B Preferred Class, the Series C Preferred Class or the Common Class may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Class, the Series B Preferred Class, the Series C Preferred Class or Common Class, as the case may be, provided that the number of votes against removal is less than the number of votes necessary to elect that director.

         5.       Restrictions and Limitations; Protective Provisions.

         (a) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, voting together as a single class:

                  (i) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment;

                  (ii) Declare, pay or set aside a dividend, other than in shares of Common Stock, on any shares of Common Stock;

                  (iii) Authorize or issue, by reclassification or otherwise, any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock;

                  (iv) Increase the aggregate number of authorized shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and the Series D Preferred Stock, or increase or decrease the par value of the shares of such class;

                  (v) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock; or

                  (vi) Increase the number of shares reserved for issuance under the Company's 1998 Incentive Stock Plan to more than six million two hundred fifteen thousand (6,215,000) shares.

         (b) So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class, amend or waive any provision of the Corporation's Bylaws that has a materially adverse effect on the rights, preferences or privileges of the Series D Preferred Stock.

         (c) So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of sixty-seven percent (67%) of the then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock, voting together as a single class, effect any sale, lease, assignment, transfer or other conveyance of more than fifty percent (50%) of the assets of the Corporation, or effect any merger, reorganization, or liquidation which results in the holders of the Corporation's capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Corporation's capital stock after the transaction;

         (d) The Corporation shall not amend its Certificate of Incorporation, including, without limitation, Section 4(b) of its Certificate, without the approval, by vote or written consent, by the holders of a majority of the then outstanding shares of a series of Preferred Stock or by the holders of a majority of the then outstanding shares of Common Stock if such amendment would adversely change any of the rights, preferences or privileges provided for herein for the benefit of that series of Preferred Stock or the class of Common Stock, respectively.

         6. Status of Converted Stock. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized to adopt, amend or repeal the bylaws of the Corporation.

         SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         SEVENTH: The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

         EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended (including, without limitation, Section 102(b)(7)), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article EIGHTH shall have prospective effect only and shall not adversely affect the right, protection or liability of a director of the Corporation existing at the time of such repeal or modification.

         NINTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 145 thereof), as amended from time to time, indemnify any promoter, director or officer whom it shall have power to indemnify from and against any and all of the expenses liabilities or other losses of any nature. The indemnification provided in this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter, director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person."

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed this 11th day of April, 2000.

                                                PEOPLESUPPORT, INC.

                                                By /s/ Lance Rosenzweig
                                                   -----------------------------
                                                          Lance Rosenzweig
                                                              President

                                                By /s/ Bradford Dues
                                                   -----------------------------
                                                           Bradford Dues
                                                              Secretary